Supplement dated December 14, 2023
to the pricing supplements, each dated December 12, 2023,
to the Product Prospectus Supplement No. ERN-ES-1, dated
August 1, 2023, and the Prospectus Supplement and the
Prospectus, Each Dated September 14, 2021 (each, a “Note
Prospectus”)
Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205

Royal Bank of Canada
Notes Linked to Raymond James Analysts’ Best Picks® for 2024, due December 20, 2024
Global Medium-Term Notes, Series I
CUSIPS: 78015QGE5 and 78015QGF2
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Share Price for each Reference Stock was determined after the close of trading on December 14, 2023, in the manner contemplated by each Note Prospectus.  The Initial Share Price for each Basket Component is set forth in the table below:

Reference Stock	Ticker	Initial Share Price
Acadia Healthcare Company, Inc.	ACHC	$77.48
Agree Realty Corporation	ADC	$61.11
Advanced Micro Devices, Inc.	AMD	$137.93
Antero Resources Corporation	AR	$21.10
AutoZone, Inc.	AZO	$2,672.57
Boston Scientific Corporation	BSX	$56.20
CBRE Group, Inc.	CBRE	$86.49
Copa Holdings, S.A.	CPA	$100.83
Salesforce, Inc.	CRM	$256.99
Crocs, Inc.	CROX	$106.53
Flywire Corporation	FLYW	$23.01
Globe Life Inc.	GL	$123.69
IPG Photonics Corporation	IPGP	$103.23
Roblox Corporation	RBLX	$43.29
SentinelOne, Inc.	S	$25.71
Shake Shack Inc.	SHAK	$69.98
T-Mobile US Inc.	TMUS	$158.95
The Travelers Companies, Inc.	TRV	$183.88
WESCO International, Inc.	WCC	$171.54
Wells Fargo & Company	WFC	$48.25

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section “Selected Risk Considerations” beginning on page P-7 of the applicable Pricing Supplement, and “Risk Factors” beginning on page PS-4 of product supplement ERN-ES-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QGE5, dated December 12, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123057288/ef20016504_fwp.htm
Pricing Supplement relating to CUSIP 78015QGF2, dated December 12, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123057285/ef20016505_fwp.htm
Product Prospectus Supplement ERN-ES-1 dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037672/brhc20056857_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.